Exhibit 99.1

GAYLORD ENTERTAINMENT COMPLETES THE SALE OF THE GAYLORD HOTELS

BRAND AND HOTEL MANAGEMENT RIGHTS TO MARRIOTT INTERNATIONAL;

MERGES WITH AND INTO ITS WHOLLY-OWNED SUBSIDIARY RYMAN HOSPITALITY

PROPERTIES, INC.

- Common stock now trading on NYSE under the symbol “RHP” -

NASHVILLE, Tenn. (October 1, 2012) — Gaylord Entertainment Company today completed the sale of the Gaylord Hotels brand and the rights to manage its four hotels to Marriott International, Inc. (NYSE: MAR) for $210 million. In addition to assuming the management responsibilities for Gaylord’s four hotels, Marriott also assumed the management responsibilities for local Nashville attractions such as the General Jackson Showboat, Gaylord Springs Golf Links and Wildhorse Saloon today. Marriott is expected to assume management duties for the Radisson Hotel (to be renamed the Inn at Opryland) on December 1, 2012.

As a restructuring step in its proposed conversion to a REIT, Gaylord also merged with and into its wholly-owned subsidiary, Ryman Hospitality Properties, Inc. Ryman Properties, the successor to Gaylord’s business, is trading today on the NYSE under the ticker symbol RHP. As a result of the merger, the outstanding shares of Gaylord common stock converted into the right to receive the same number of shares of Ryman Properties common stock. Ryman Properties intends to elect to be taxed as a REIT for federal income tax purposes effective as of January 1, 2013.

“We are excited that the Marriott transaction is now complete and we are another step closer to officially operating under the REIT structure,” said Colin V. Reed, Ryman Properties chairman and chief executive officer. “We chose Marriott as a partner for this transaction because they share our commitment to building a strong employee culture and delivering a superior customer experience. After completing this transition we are more confident than ever that working with Marriott, we will be able to achieve significant cost synergies within our business and drive additional revenue at our properties, ultimately benefitting our shareholders and positioning our company for sustained growth.”

Arne Sorenson, Marriott’s president and chief executive officer, said, “We are excited to complete this transaction and begin managing these fantastic properties. All along, our relationship with Colin Reed and his team, as well as the Gaylord organization, has been excellent and the transition process involving the hotels and their STARs has been exceptionally collaborative. We look forward to our Gaylord guests continuing to get the superb service and have the wonderful experiences they expect.”

Also in conjunction with its proposed conversion to a REIT, Ryman Properties expects to declare a special dividend on shares of its common stock in November to purge its C corporation earnings and profits. The special dividend will generally be treated as a taxable distribution to stockholders. Ryman Properties stockholders entitled to the special dividend will have the option to elect to receive the special dividend in the form of cash or shares of Ryman Properties common stock. Ryman Properties expects to limit the total amount of cash payable in the special dividend to a maximum of 20% of the total value of the special dividend. The balance of the special dividend will be in the form of shares of Ryman Properties common stock. If the total amount of cash elected by stockholders exceeds 20% of the total value of the special dividend, then, in general, the available cash will be prorated among those stockholders that elect to receive cash. Additional details and consequences of the special dividend, if and when it is declared by the board of directors, will be described to stockholders in the election form and accompanying materials that will be mailed to stockholders in connection with the special dividend.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties (NYSE: RHP), formerly known as Gaylord Entertainment Company, a leading hospitality and entertainment company based in Nashville Tennessee, is in the process of restructuring its assets and operations in order to elect to be taxed as a real estate investment trust (REIT) for federal income tax purposes effective as of January 1, 2013, at which time, Ryman Properties intends to specialize in group-oriented, destination hotel assets in urban and resort markets. Ryman Properties’ owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International under the Gaylord Hotels brand (gaylordhotels.com). Other owned assets, managed or to be managed by an independent third-party manager prior to the REIT election, include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and the Radisson Hotel Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. Ryman Properties also owns and operates a number of media and entertainment assets including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home and the only clear-channel station in the U.S. broadcasting music. For additional information about Ryman Properties, visit www.rymanhp.com.

This press release contains “forward-looking statements” concerning Ryman Properties’ goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectation to contract management functions to Marriott, the expected revenue and cost synergies from the Marriott transaction and REIT conversion, the expected form, timing and amount of the special dividend, our expectation to elect REIT status and the timing and effect of that election. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: completing the management transfer of the Radisson Hotel to Marriott, our ability to realize cost savings and revenue enhancements from the Marriott transaction and REIT conversion, the expected form, timing and amount of the special dividend and our ability to qualify as a REIT effective as of January 1, 2013 or at all, and, if we do qualify as a REIT, we may be unable to maintain that qualification.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Patrick Chaffin, Senior Vice President of Asset Management	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com